Meeting of Stockholders – Voting Results (Unaudited)

On February 22, 2008, the Fund held its Special Meeting of Stockholders to consider certain proposals. The meeting was adjourned with respect to certain proposals and reconvened on March 14, 2008. The following votes were recorded:

PROPOSAL 1: (Voting by All Stockholders) To approve or disapprove the proposed investment advisory agreement with Boulder Investment Advisers, L.L.C.	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	3,279,745.000	98.5
Against …………………………………………………………………………	44,835.000	1.4
Abstain …………………………………………………………………………	4,777.000	0.1
TOTAL…………………………………………………………………	3,329,357.000	100.0

PROPOSAL 2: (Voting by All Stockholders) To approve or disapprove the proposed investment advisory agreement with Stewart Investment Advisers	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	3,279,753.000	98.5
Against …………………………………………………………………………	44,981.000	1.4
Abstain …………………………………………………………………………	4,623.000	0.1
TOTAL…………………………………………………………………	3,329,357.000	100.0

PROPOSAL 3: (Voting by APS Stockholders) To approve or disapprove changing the Fund's investment objective and reclassifying the investment objective as non-fundamental	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	769.000	88.6
Against …………………………………………………………………………	20.000	2.3
Abstain …………………………………………………………………………	79.000	9.1
TOTAL…………………………………………………………………	868.000	100.0

PROPOSAL 3: (Voting by All Stockholders) To approve or disapprove changing the Fund's investment objective and reclassifying the investment objective as non-fundamental	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	3,272,497.000	98.3
Against …………………………………………………………………………	48,217.000	1.4
Abstain …………………………………………………………………………	8,884.000	0.3
TOTAL…………………………………………………………………	3,329,598.000	100.0

PROPOSAL 4: (Voting by APS Stockholders) To approve or disapprove elimination of the Fund’s fundamental policy of investing greater than 25% of its total assets in the real estate industry	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	784.000	90.3
Against …………………………………………………………………………	12.000	1.4
Abstain …………………………………………………………………………	72.000	8.3
TOTAL…………………………………………………………………	868.000	100.0

PROPOSAL 4: (Voting by All Stockholders) To approve or disapprove elimination of the Fund’s fundamental policy of investing greater than 25% of its total assets in the real estate industry	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	3,308,792.000	99.4
Against …………………………………………………………………………	14,694.000	0.4
Abstain …………………………………………………………………………	6,112.000	0.2
TOTAL…………………………………………………………………	3,329,598.000	100.0

PROPOSAL 5: (Voting by All Stockholders) To approve or disapprove an amendment to the Fund’s Charter to permit a majority of the Fund’s stockholders to effect certain actions by written consent	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	3,273,797.000	98.3
Against …………………………………………………………………………	49,457.000	1.5
Abstain …………………………………………………………………………	6,103.000	0.2
TOTAL…………………………………………………………………	3,329,357.000	100.0

PROPOSAL 6: (Voting by All Stockholders) To approve or disapprove a level-rate dividend policy for the Fund	# of Votes Cast	% of Votes Cast

For………………………………………………………………………………	3,311,922.000	99.5
Against …………………………………………………………………………	12,344.000	0.4
Abstain …………………………………………………………………………	5,091.000	0.1
TOTAL…………………………………………………………………	3,329,357.000	100.0